Filed Pursuant to Rule 433

Registration Statement No. 333-229396

Registration Statement No. 333-229396-01

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

£1,000,000,000 2.375% Senior Notes due 2039

£750,000,000 2.625% Senior Notes due 2059

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	June 12, 2019
Settlement Date:	June 19, 2019 (T+5)
Expected Ratings*:	Aa2/AA

£1,000,000,000 2.375% Senior Notes due 2039

Principal Amount:	£1,000,000,000
Maturity Date:	June 19, 2039
Issue Price (Price to Public):	98.435% of face amount
Gross Spread:	55 bps
Proceeds to Issuer:	£978,850,000
Interest Rate:	2.375% per annum
Semi-Annual Yield: Annual Yield:	2.460% 2.475%
Benchmark Security:	UKT 4.25% September 2039
Benchmark Security Price:	150.960%
Benchmark Security Yield:	1.360%
Spread to Benchmark Security:	110 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on June 19, commencing June 19, 2020
Optional Redemption:	At any time prior to March 19, 2039: Make-whole redemption at comparable government bond rate plus + 20 bps On or after March 19, 2039: Redemption at par
Minimum Denomination:	£100,000 and integral multiples of £1,000 in excess thereof
CUSIP:	084664 CS8
Common Code:	201427894
ISIN:	XS2014278944
Paying Agent:	The Bank of New York Mellon, London Branch
Listing:	The Issuer intends to apply to list the 2.375% Senior Notes due 2039 on the New York Stock Exchange

£750,000,000 2.625% Senior Notes due 2059

Principal Amount:	£750,000,000
Maturity Date:	June 19, 2059
Issue Price (Price to Public):	99.183% of face amount
Gross Spread:	70 bps
Proceeds to Issuer:	£738,622,500
Interest Rate:	2.625% per annum
Semi-Annual Yield: Annual Yield:	2.641% 2.658%
Benchmark Security:	UKT 1.75% July 2057
Benchmark Security Price:	110.580%
Benchmark Security Yield:	1.391%
Spread to Benchmark Security:	125 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on June 19, commencing June 19, 2020
Optional Redemption:	At any time prior to December 19, 2058: Make— whole redemption at comparable government bond rate plus + 20 bps On or after December 19, 2058: Redemption at par
Minimum Denomination:	£100,000 and integral multiples of £1,000 in excess thereof
CUSIP:	084664 CT6
Common Code:	201429170
ISIN:	XS2014291707
Paying Agent:	The Bank of New York Mellon, London Branch
Listing:	The Issuer intends to apply to list the 2.625% Senior Notes due 2059 on the New York Stock Exchange

Other Information

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities plc
Merrill Lynch International Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

MiFID II professionals/ECPs-only/No PRIIPs KID: Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA.

Settlement Period: The closing will occur on June 19, 2019, which will be more than two U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at (866) 471-2526, J.P. Morgan Securities plc collect at +44-207-134-2468, Merrill Lynch International toll-free at +1-800-294-1322 or Wells Fargo Securities, LLC toll- free at (800) 645-3751.

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